Foresters Life Insurance and Annuity Company
[40 Wall Street
New York,  NY 10005]

Guaranteed Insurability Option Rider

This rider provides a Guaranteed Insurability Option. It provides for optional additional life insurance at specified future dates, without requiring additional proof of insurability, subject to the terms and limitations of this rider.

Definitions
1.	Company (also we, us, our): Foresters Life Insurance and Annuity Company.
2.
Insured: The person named in the Policy Schedule upon whose death the Policy’s Death Proceeds are paid.  The Insured will be the insured under any additional life insurance made available under this rider.

3.	Issue Date: The date on which the coverage under the Policy and this Rider takes effect. The Issue Date is specified on the Policy Schedule.
4.	Owner (also you): Wherever used in this Rider, “Owner” means the Owner of the Policy to which this Rider is attached.
5.	New Policy: An additional insurance policy that is issued under the terms of this Rider.
6.	Policy: The life insurance policy to which this Rider is attached and a part of.
7.	Rider Expiration Date: The Policy Anniversary on which the Insured attains age 46.
8.	Regular Option Application Period: The 60 day period which precedes a Regular Option Date.
9.	Alternate Option Application Period: The 90 day period which precedes an Alternate Option Date.

General Provisions
1.	This Rider is a part of and attached to the Policy.
2.	Unless otherwise specified in this Rider, this Rider is subject to all provisions of the Policy.
3.	The Effective Date of this Rider is the Issue Date shown on the Policy Schedule.
4.
The premium for this Rider is as shown on the Policy Schedule.  There is no premium for this Guaranteed Insurability Option Rider beyond the Rider Expiration Date.  There is no Surrender Value provided by this Rider.

Benefit
You may submit an application for a New Policy prior to any eligible Option Date (See Option Date).  A  New Policy providing additional insurance will be issued to you effective on the Option Date, subject to the provisions and limitations below:
1.	The New Policy will be issued without requiring additional proof that the Insured is insurable.
2.	The application for the New Policy must:
a)  be on an application form furnished by the Company; and
b)  be signed by the Insured, by any assignee, and by the Owner if other than the Insured; and
c)  be received by us within the Regular Option Period or Alternate Option Period as applicable.

If an application for a New Policy is not received within a Regular Option Application Period, a New Policy will not be available on the applicable Regular Option Date.  If an application for a New Policy is not received within an Alternate Option Application Period, a New Policy will not be available on the applicable Alternate Option Date.

If, on an elected  Option Date,   the  Owner of the Policy is other than the Owner originally named in the application for this Policy, then the Owner must have an insurable interest in the life of the Insured in order to be eligible for the New Policy.

This rider also provides for additional limited Automatic Term Insurance, at no additional cost (See Automatic Term Coverage).

Option Date
The Option Date is the date that a New Policy is eligible to go into effect under this rider.  The following Option Dates are available:

Regular Option Date
A Regular Option Date is on each of the applicable Policy Anniversary dates shown below, while both the Policy and this Rider are in force.

Age of Insured	Regular Option Dates:
At Issue of	The Policy Anniversary on
the Policy	which the Insured Attains Age:

21 or less	22, 25, 28, 31, 34, 37, 40, 43, 46
22, 23, or 24	25, 28, 31, 34, 37, 40, 43, 46
25, 26, or 27	28, 31, 34, 37, 40, 43, 46
28, 29, or 30	31, 34, 37, 40, 43, 46
31, 32, or 33	34, 37, 40, 43, 46
34, 35, or 36	37, 40, 43, 46
37	40, 43, 46
38	40, 43, 46
39	40, 43, 46
40	43, 46

ICC17 GIO-3 (03/17)	Page 1

Alternate Option Date
An Alternate Option Date will occur 90 days after the calendar date on which any of the following events occur, while both the Policy and this Rider are in force:

1.	the Insured’s marriage; or
2.	the birth of any living child, born of the Insured; or
3.	the legal adoption of a child under the age of 18 years by the Insured; or
4.	the acquisition of a new mortgage by the Insured to purchase a new primary residence (limit of one such option date per lifetime).

The Alternate Option Date cannot be later than the Rider Expiration Date.

Only one New Policy is permitted per available Option Date.

The election of an Alternate Option Date will affect the availability of future Regular Option Dates.  In the event that you elect an Alternate Option Date to purchase a New Policy, the next (or concurrent, if applicable) available scheduled Regular Option Date will no longer be available as an Option Date. In the event of the election of a number of Alternative Option Dates, which are used to purchase multiple New Policies, a like number of the next successive available scheduled Regular Option Dates will no longer be available as Option Dates.

New Policy
The New Policy may be on any plan of non-variable whole life insurance that is offered by us on the life of the Insured, on the effective date of the New Policy.

As an alternative, you may elect any plan of variable life insurance that is offered by us on the life of the Insured, on the effective date of the New Policy.  Such election will only be allowed:
1.	if the Policy to which this rider is attached is a variable life insurance policy; or if
2.	you meet our variable life investment suitability requirements in effect for such a life insurance plan on the Option Date.

The New Policy will be issued at the attained age of the Insured on the elected Option Date. The date of issue of the New Policy will be the Option Date on which the option was exercised.

The premium for the New Policy will be at the rates we then charge for the elected plan of insurance at   the sex and then current age of the Insured, and for the amount of insurance of the New Policy.  The New Policy will be issued in the same risk classification as the Policy if available; otherwise the premium class will be the class most similar to that of the Policy.  The first year premium of the New Policy will be reduced by the Underwriting Savings Allowance percentage. (See Policy Schedule).

The New Policy will become effective, during the lifetime of the Insured, on its date of issue and upon our receipt of the first premium for the New Policy on or within 60 days before such date of issue.

The provisions, premiums, and benefits of the New Policy will be independent of the Policy. The provisions of the New Policy concerning contestability and suicide will begin on the Issue Date of this Rider.

The New Policy may include a rider providing a waiver of premium benefit if:
1.	a waiver of premium benefit rider is in force under this Policy on the Option Date; and
2.	a waiver of premium benefit rider is available with the New Policy at the age of the insured on the Option Date; and
3.	the Insured is not totally disabled as defined in the Policy’s waiver of premium benefit rider on the Option Date.

The New Policy may include a rider providing an accidental death benefit if:
1.	an accidental death benefit rider is in force under this Policy on the Option Date; and
2.	an accidental death benefit rider is available with the New Policy at the age of the insured on the Option Date; and
3.
the amount of the accidental death benefit rider coverage on the New Policy,  when added to the amount of all accidental death benefit coverage issued by the Company in force on the Insured,  does not exceed the Company’s maximum accidental death benefit coverage limit in effect on the Option Date; and

4.	the amount of the accidental death benefit rider coverage on the New Policy does not exceed twice the amount of insurance of the New Policy.

ICC17 GIO-3 (03/17)	Page 2

Additionally, other riders may be attached to the New Policy only if agreed to by the Company and subject to any underwriting rules that are in effect for such riders on the Option Date.  In that case, any such underwriting rules will apply solely to such other riders.

If the designated Insured dies before an Option Date, any additional life insurance benefits which have been applied for on that Option Date will not take effect and any identifiable charges for such insurance will be refunded.

Amount of New Policy
The face amount of a New Policy cannot exceed the applicable Option Amount shown on the Policy Schedule.  The face amount of a New Policy cannot be less than $25,000.

Automatic Term Insurance
We will provide Automatic Term Insurance on the Insured’s life for the 90 day period preceding any eligible Alternative Option Date, at no cost, provided the Policy and this Rider are in force.  The amount of Automatic Term Insurance equals the maximum amount of the applicable Alternate Option amount shown on the Policy Schedule.  If you should die during this 90 day period while the Policy and Rider are in force, the Policy Death Benefit payable to the Policy Beneficiary will be increased by this additional amount of insurance.

Termination of Rider
Coverage under this Rider terminates on the earliest of:

1.	the Rider Expiration Date; or
2.	when any premium for this Rider or this Policy is in default beyond the Grace Period; or
3.	by written request of the Owner to terminate the Rider, accompanied by the Policy including this Rider for endorsement; or
4.	on an elected Alternative Option Date that results in the nonavailability of the last Regular Option Date; or
5.	the date the Policy is surrendered, lapses, matures, or is continued under one of the nonforfeiture provisions, or is otherwise terminated.

Not Contestable After Two Years
Except for non-payment of premiums, we will not contest this Rider’s validity, or any additional insurance purchased or Automatic term insurance provided for under this rider, after the Rider has been in force during the lifetime of the Insured for two years from the Issue Date, or after two years from the date of reinstatement.
Reinstatement
Reinstatement of the Policy will reinstate this rider only as to Option Dates occurring after the date of reinstatement.

We will have two years from the effective date of Reinstatement to contest any claims or representations made in the Reinstatement Application.

Suicide
The Policy’s Suicide provision will apply to any New Policy purchased, or Automatic term insurance provided for, under this rider.  If the Insured commits suicide within two years from the Policy Issue Date, and if a New Policy has been issued or Automatic Term insurance provided, the total liability of the Company for such coverage  will be limited to all premiums paid for this Rider and any premiums paid for  the New Policy.

This rider is made a part of the Policy. It is subject to all conditions and provisions of that Policy. This rider is subject to the conditions of the Policy. Where a conflict between the rider and the policy exists, the conditions of the rider will control.

Conformity with Interstate Insurance Product Regulation Commission Standards

This Rider was approved under the authority of the Interstate Insurance Product Regulation Commission (IIPRC) and issued under IIPRC standards.  Any provision of the Rider that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type in effect as of the provision’s effective date of Commission Policy approval is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date of Commission Policy approval.

Foresters Life Insurance and Annuity Company

ICC17 GIO-3 (03/17)	Page 3